Exhibit (n)

KPMG LLP Two Financial Center 60 South Street Boston, MA 02111

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated May 26, 2023, with respect to the consolidated financial statements of NB Private Markets Access Fund LLC (formerly NB Crossroads Private Markets Access Fund LLC), incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the prospectus.

/s/ KPMG LLP

Boston, Massachusetts

March 15, 2024

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with
KPMG International Limited, a private English company limited by guarantee.